Exhibit 4.1

CERTIFICATE OF CORRECTION OF THE
CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK
OF
HC2 HOLDINGS, INC.

It is hereby certified that:

1.            The name of the corporation is HC2 Holdings, Inc. (the “Corporation”).

2.            The Certificate of Amendment to the Certificate of Designation of Series A Convertible Participating Preferred Stock of the Corporation, which was filed with the Secretary of State of Delaware on January 5, 2015 (the “Certificate of Amendment”), is hereby corrected.

3.            The inaccuracy to be corrected in the Certificate of Amendment is that the Certificate of Amendment was filed in error without the proper authorization of the stockholders of the Corporation.

4.            The Certificate of Amendment is hereby rendered null and void.

[Remainder of page intentionally left blank.]

Dated:	August 5	, 2015

HC2 HOLDINGS, INC.

By:	/s/ Keith Hladek
Name: Keith Hladek
Title: Chief Operating Officer

[Signature Page to Series A Certificate of Correction]